Exhibit 99.1

1016 Civic Center Drive NW PO Box 6057 Rochester, MN 55903-6057 Phone (507) 535-1200 FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel,
Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES TERMINATION OF

SUPERVISORY AGREEMENT

ROCHESTER, MINNESOTA, May 6, 2014 … HMN Financial, Inc. (HMN or the Company) (NASDAQ: HMNF) today announced that, effective as of May 1, 2014, the Board of Governors of the Federal Reserve System (the FRB) terminated the supervisory agreement to which the Company was a party.

The supervisory agreement, effective February 22, 2011, related primarily to the Company’s then existing financial performance and credit quality issues. Under the supervisory agreement, the Company was required to submit periodic business plans and reports to the FRB. In addition, the supervisory agreement required that the Company (i) not declare, make or pay any cash dividends on any of its stock or make any other capital distributions or purchase or redeem any of its stock without the prior consent of the FRB; (ii) not incur any debt or pay any interest or principal payments thereon, increase any current lines of credit or guarantee the debt of any entity without the prior consent of the FRB; (iii) comply with existing notification requirements pursuant to the applicable rules and regulations of the FRB with respect to changes in directors and certain executive officers; (iv) not make any golden parachute payment unless such payment complies with the applicable rules and regulations of the Federal Deposit Insurance Corporation (the FDIC); and (v) not enter into any new contractual arrangement or renew or revise any existing contractual arrangement related to compensation or benefits with any director or certain executive officers without the prior consent of the FRB, with any such arrangement to comply with all applicable rules and regulations of the FRB and FDIC.

“We are pleased that the improvements in our financial results and capital position have allowed this regulatory agreement to be terminated,” said Brad Krehbiel, President of HMN. “This was the final outstanding regulatory agreement and we look forward to operating the company without the additional regulatory requirements of the terminated agreement.”

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Marshalltown, Iowa; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, Item 1A of its Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.